EXHIBIT 5.1

CONRAD C. LYSIAK
Attorney and Counselor at Law
601 West First Avenue
Suite 503
Spokane, Washington 99204
(509) 624-1478
FAX (509) 747-1770

September 18, 2003

Luna Gold Corp.
formerly, wwbroadcast.net inc.
777 Dunsmuir Street
Suite 1600
Vancouver, British Columbia
Canada V7Y 1K4

RE:   Registration Statement on Form S-8 (S.E.C. File No. __________) covering the Public Offering of Common Shares

Gentlemen:

I have acted as counsel for Luna Gold Corp. (the "Company"), in connection with registration by the Company of an aggregate of up to 20,000,000 Common Shares, no par value per share, underlying Options to be issued to employees, directors, officers and/or others of the Company (the "Options"), all as more fully set forth in the Registration Statement on Form S-8 to be filed by the Company.

In such capacity, I have examined, among other documents, the Articles of Continuance and Certificates of Amendment, Bylaws and minutes of meetings of its Board of Directors and shareholders, and the Stock Option Plan of the Company.

Based upon the foregoing, and subject to such further examinations as I have deemed relevant and necessary, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Wyoming.

2. The Options and underlying Common Shares have been legally and validly authorized under the Articles of Continuance and Certificates of Amendment certifying incorporation of the Company, and when issued and paid for upon exercise of the Options, the Common Shares underlying the Options will constitute duly and validly issued and outstanding, fully paid and nonassessable, Common Shares of the Company.

Yours truly,

/s/ Conrad C. Lysiak
Conrad C. Lysiak